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Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074
TEL 804•788•8200 FAX 804•788•8218
FILE NO: 65607.23

April 2, 2007

KKR Financial Corp.
555 California Street, 50th Floor
San Francisco, CA 94104

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, CA 94104

Merger of KKR Financial Merger Corp.
Into KKR Financial Corp.
Certain Federal Income Tax Consequences

Ladies and Gentlemen:

        We have acted as special tax counsel to KKR Financial Corp., a Maryland corporation (the "REIT"), and KKR Financial Holdings LLC, a Delaware limited liability company (the "LLC"), in connection with the proposed merger (the "Merger") of KKR Financial Merger Corp., a Maryland corporation and wholly owned subsidiary of the LLC (the "Merger Corp."), with and into the REIT pursuant to the Agreement and Plan of Merger, dated as of February 9, 2007 (the "Merger Agreement"), among the REIT, the LLC, and the Merger Corp. and the preparation of the Registration Statement on Form S-4 filed by the LLC with the Securities and Exchange Commission (#333-140586), as amended through the date hereof (the "Registration Statement"), with respect to the Merger and the other aspects of the conversion transaction described therein (collectively, the "Conversion Transaction"). You have requested our opinion regarding certain U.S. federal income tax matters.

        The REIT owns interests in residential mortgage loans and mortgage-backed securities, corporate loans and debt securities, commercial real estate loans and debt securities, asset-backed securities, and marketable and non-marketable equity securities. The REIT also invests in other types of assets, either directly or through KKR TRS Holdings, Inc., a Delaware corporation ("TRS Holdings"), and KKR TRS Holdings Ltd., an exempted company incorporated in the Cayman Islands ("TRS Holdings Ltd."). The REIT owns subordinated notes and certain deferrable mezzanine secured floating rate notes issued by KKR Financial CLO 2005-1, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2005-1"); KKR Financial CLO 2005-2, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2005-2"); and KKR Financial CLO 2006-1, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2006-1"), which was originally named KKR Financial Market Value CLO 2005-1, Ltd. The REIT also owns subordinated notes issued by KKR Financial CLO 2006-2, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2006-2"); KKR Financial CLO 2007-1, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2007-1"); KKR Financial CLO 2007-2, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2007-2"); and KKR Financial CLO 2007-3, Ltd., an exempted company incorporated in the Cayman

Islands ("CLO 2007-3"). In addition, the REIT owns preference shares issued by KKR Financial CDO 2005-1, Ltd., an exempted company incorporated in the Cayman Islands ("CDO 2005-1").

        Pursuant to the Merger, Merger Corp. will merge with and into the REIT, with the REIT as the surviving entity. Each shareholder of the REIT will exchange common stock of the REIT for one share representating a limited liability company interest of the LLC. No later than thirty days following the effective date of the Merger, the REIT will issue shares of preferred stock to approximately 125 shareholders. Following the Merger, the REIT will distribute certain non-real estate related assets to the LLC.

        In giving this opinion letter, we have examined the following:

1.
the REIT's Articles of Amendment and Restatement;

2.
the REIT's Bylaws;

3.
the LLC's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), in form filed as an exhibit to the Registration Statement;

4.
the Merger Agreement;

5.
the Registration Statement and the proxy statement of the REIT and the prospectus of the LLC (collectively, the "Proxy Statement/Prospectus") filed as a part of the Registration Statement;

6.
the TRS elections for TRS Holdings, TRS Holdings Ltd., CLO 2005-1, CLO 2005-2, KKR Financial CLO 2005-3, Ltd. (which has liquidated), KKR Financial CLO 2006-1, Ltd. (which has liquidated), KKR Financial CDO 2006-1, Ltd. (which has liquidated), CLO 2006-1, CLO 2006-2, CLO 2007-1, CLO 2007-2, CLO 2007-3, and CDO 2005-1 (collectively, the "TRS Subsidiaries"); and

7.
such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with the opinions rendered below, we have assumed, with your consent, that:

1.
each of the documents referred to above (other than the LLC Agreement) has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
the LLC Agreement will be executed in a form substantially similar to the form filed as an exhibit to the Registration Statement;

3.
during its taxable year ending December 31, 2007, and future taxable years, the REIT will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the REIT (the "REIT Officer's Certificate"), true for such years;

4.
during its taxable year ending December 31, 2007, and future taxable years, the LLC will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the LLC (together with the REIT Officer's Certificate, the "Officer's Certificates"), true for such years;

5.
neither the REIT nor the LLC will make any amendments to its organizational documents or the organizational documents of the TRS Subsidiaries after the date of this opinion that would affect the opinions expressed below; and

6.
no action will be taken by the REIT, the LLC, or the TRS Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificates. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Officer's Certificates. Furthermore, where the factual representations in the Officer's Certificates involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

        Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificates, and the discussion in the Proxy Statement/Prospectus under the heading "Material U.S. Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a)   the Merger will qualify as a tax-deferred contribution of common stock of the REIT to the LLC pursuant to section 721 of the Code;

          (b)   the LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation;

          (c)   the REIT qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2004 through December 31, 2006, and the REIT's organization and current and proposed method of operations (taking into account the Merger and the Conversion Transaction) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2007 and thereafter; and

          (d)   the material federal income tax consequences of the Merger are fairly summarized in the Registration Statement under the heading "Material U.S. Federal Income Tax Considerations."

        We will not review on a continuing basis the REIT's or the LLC's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificates. Accordingly, no assurance can be given that the actual results of the REIT's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT or that the actual results of the LLC's operations for any given taxable year will allow it to be taxed as partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes.

        We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Proxy Statement/Prospectus (other than the descriptions of the law and the legal conclusions contained in the Proxy Statement/Prospectus under the caption "Material U.S. Federal Income Tax Considerations" as set forth in (d) above).

        The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification and partnership classification. No assurance can be given that the law will not change in a way that will prevent the REIT from qualifying as a REIT or that could cause the LLC to be taxable as a corporation for U.S. federal income tax purposes.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Background of the Conversion Transaction and the Merger," "Material U.S. Federal Income Tax Considerations," and "Legal Matters" in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,
/s/ HUNTON & WILLIAMS LLP

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  Exhibit 8.1